January 2012 Registration Statement No. 333-171806 Dated January 18, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund
due July 23, 2012

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares® MSCI Emerging Markets Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 14%, which we refer to as the upside payment, if the share price on the valuation date is greater than the initial share price. If, on the other hand, the share price on the valuation date is equal to or less than the initial share price, you will receive for each $10 stated principal amount of securities that you hold a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease in the final share price from the initial share price.  This amount may be significantly less than the stated principal amount of the securities and could be zero. The securities are senior unsecured obligations of Royal Bank of Canada, and all payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Aggregate principal amount:	$10,000,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	January 18, 2012
Original issue date:	January 30, 2012 (eight business days after the pricing date)
Maturity date:	July 23, 2012
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:
•     If the final share price is greater than the initial share price,
      $10 + upside payment
•     If the final share price is less than or equal to the initial share price,
      $10 × share performance factor
     This amount will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity.

Upside payment:
$1.40 per security (14% of the stated principal amount).
Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.40 per security.

Initial share price:	$41.06, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on that date
Valuation date:	July 18, 2012, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Specific Terms of the Securities - Adjustment factor” on page 11 of this document.
CUSIP:	78010V667
ISIN:	US78010V6671
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public (1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10	$0.15	$9.85
Total	$10,000,000.00	$150,000.00	$9,850,000.00
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see “Syndicate Information” on page 26 of this document for further details about the applicable price to public and fees and commissions.

(2)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC (“MSSB”) as a fixed sales commission of $0.15 for each security they sell.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

Investment in the securities involve certain risks. See “Risk Factors” beginning on page 7 of this document, and “Risk Factors” in the accompanying prospectus supplement and prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated January 28, 2011 Prospectus dated January 28, 2011
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Investment Overview

The Jump Securities

The Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012 can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares have appreciated from the pricing date to the valuation date.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® MSCI Emerging Markets Index Fund.

Maturity:	Approximately 6 Months
Upside payment:	$1.40 (14% of the stated principal amount).
Coupon:	None
Minimum payment at maturity:	None

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  The MSCI Emerging Markets IndexSM (the “underlying index”) is intended to provide performance benchmarks for certain emerging equity markets, including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on January 18, 2012:

Bloomberg Ticker Symbol:	EEM
Current Share Closing Price:	$41.06
52 Weeks Ago:	$46.50
52 Week High (on 4/26/2011):	$50.21
52 Week Low (on 10/3/2011):	$34.36

iShares® MSCI Emerging Markets Fund ─ Daily Share Closing Price January 1, 2006 to January 18, 2012

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Key Investment Rationale

Investors will receive a positive return on the securities if the final share price is greater than the initial share price.
Scenario 1
The final share price value is greater than the initial share price.  In this scenario, each security redeems for $11.40 per security (114% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.40 per security, and your return may be less than if you invested in the underlying shares directly.

Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the underlying shares from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 7)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the MSCI Emerging Markets Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	The values of the underlying shares are subject to currency exchange risk.

▪	Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities.

▪	Investing in the securities is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks underlying the MSCI Emerging Markets Index.

▪	The underlying shares and the MSCI Emerging Markets Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	Potential conflicts of interest could arise.

▪	The amount to be paid at maturity will not be affected by all developments relating to the underlying shares.

▪	Historical prices of the underlying shares should not be taken as an indication of their future performance during the term of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Additional Information

You should read this document together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Smith Barney LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm
•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$1.40 (14% of the stated principal amount)
Maximum payment at maturity:	$11.40
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment of $1.40 per security.  In the payoff diagram, an investor would receive the payment at maturity of $11.40 per security at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment is $1.40 per security.

If the final share price is less than or equal to the initial share price:

$10    ×    Share Performance Factor

Principal		Share Performance Factor
$10	×

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Risk Factors

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2011, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $1.40 per security (14% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  See “How the Jump Securities Work” on page 5.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

▪	dividend yields on the underlying shares and on the stocks composing the MSCI Emerging Markets Index,

▪	interest and yield rates in the market,

▪	time remaining until the securities mature,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the applicable international equities markets generally and which may affect the final share price of the underlying shares,

▪	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 21.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

▪
The value of the underlying shares are subject to currency exchange risk. Because the prices of the underlying shares are related to the U.S. dollar value of stocks underlying the iShares® MSCI Emerging Markets Index Fund, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities.  As the investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks held by the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.

▪
An investment in the securities is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund.  Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

▪
The underlying shares and the MSCI Emerging Markets Index are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the MSCI Emerging Markets Index or due to other circumstances.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index but which the Investment Adviser believes will help it track the MSCI Emerging Markets Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the principal amount, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our respective subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our respective subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the underlying shares, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI Emerging Markets Index), including trading in the underlying shares, the stocks underlying the MSCI Emerging Markets Index and in other instruments linked to the underlying shares or the MSCI Emerging Markets Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
Potential conflicts of interest could arise.  We and our affiliates may engage in trading activities related to the underlying shares or the stocks held by the underlying shares that are not for the account of holders of the securities or on their behalf.  These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the securities.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks held by the underlying shares.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks held by the underlying shares.  Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations as to the underlying shares or the securities that the underlying shares holds by us or our affiliates.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

▪
The amount to be paid at maturity will not be affected by all developments relating to the underlying shares.  Changes in the prices of the underlying shares during the term of the securities before the relevant valuation date will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the final share price to the initial share price.  No other prices of the underlying shares will be taken into account.  As a result, your return may be less than the principal amount, even if the price of the underlying shares has increased at certain times during the term of the securities before decreasing to a price below the initial share price.

▪
Historical prices of the underlying shares should not be taken as an indication of the future prices of the underlying shares during the term of the securities. The trading prices of the common stocks held by the underlying shares will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the common stocks held by the iShares® MSCI Emerging Markets Index Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the underlying shares.

▪
Significant aspects of the tax treatment of the securities are uncertain.  The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Specific Terms of the Securities

The securities offered are senior unsecured obligations of Royal Bank of Canada, will pay no interest and do not guarantee any return of principal at maturity. The securities have the terms described in this document, the prospectus supplement and the prospectus.  At maturity, if the final share price is greater than the initial share price, an investor will receive for each $10 stated principal amount of securities that the investor holds the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Royal Bank of Canada’s Series E Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Royal Bank of Canada.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
January 18, 2012	January 30, 2012 (eight business days after the pricing date)	July 23, 2012, subject to postponement for non-trading days or certain market disruption events.
Key Terms
Issuer:	Royal Bank of Canada
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$10,000,000
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.

Upside payment:
$1.40 per security (14% of the stated principal amount).
Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.40 per security.

Initial share price:	$41.06, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	July 18, 2012, subject to adjustment for non-trading days or certain market disruption events.
Share performance factor:	final share price / initial share price
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or

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•      if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “—Closing Price of the Underlying Shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•      a suspension, absence or material limitation of trading in the underlying shares on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or any of its affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in the underlying shares on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:

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•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the underlying shares:
iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). If BTC discontinues operation of the iShares® MSCI Emerging Markets Index Fund and BTC or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the underlying shares (the successor fund), then the calculation agent will substitute the successor fund for the underlying shares and determine the closing price of the underlying shares on the valuation date as described above under “—Closing Price of the Underlying Shares.”

If BTC discontinues operation of the iShares® MSCI Emerging Markets Index Fund and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if BTC elects to re-establish the underlying shares, unless the calculation agent in its sole discretion decides to use the re-established underlying shares.

If BTC discontinues operation of the iShares® MSCI Emerging Markets Index Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final share price, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of the iShares® MSCI Emerging Markets Index Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such underlying shares on such temporary substitute exchange or quotation system as on the original related exchange).

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Default amount on acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Risk factors:	Please see “Risk Factors” beginning on page 7.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	78010V667
ISIN:	US78010V6671
Minimum ticketing size:	100 securities
Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)    with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)   which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)   which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.     the due date for payment thereof, or

b.     if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)   who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

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We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund.  We have derived the following information regarding the iShares® MSCI Emerging Markets Index Fund from publicly available documents published by BTC. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Emerging Markets Index Fund will have no obligations with respect to the securities. This document relates only to the securities and does not relate to the shares of the iShares® MSCI Emerging Markets Index Fund or any assets included in the underlying index. We do not participate in the preparation of the publicly available documents described below. We have not made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets Index Fund in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the iShares® MSCI Emerging Markets Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the iShares® MSCI Emerging Markets Index Fund could affect the value of the shares of the iShares® MSCI Emerging Markets Index Fund and therefore could affect the payment at maturity.

Information concerning the iShares® MSCI Emerging Markets Index Fund filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at.www.sec.gov. None of this publicly available information is incorporated by reference into this document.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The securities are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the iShares® MSCI Emerging Markets Index Fund.

iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The iShares® MSCI Emerging Markets Index Fund typically earns income from dividends from securities held by the iShares® MSCI Emerging Markets Index Fund. These amounts, net of expenses and taxes (if applicable), are passed along to the iShares® MSCI Emerging Markets Index Fund’s shareholders as “ordinary income.” In addition, the iShares® MSCI Emerging Markets Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the iShares® MSCI Emerging Markets Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the iShares® MSCI Emerging Markets Index Fund or any equivalent payments.

The shares of the iShares® MSCI Emerging Markets Index Fund trade on the NYSE Arca, Inc. under the symbol “EEM”.

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The disclosures contained in this document regarding the underlying index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the underlying index.

The underlying index is intended to measure equity market performance in the global emerging markets. The underlying index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The underlying index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

The underlying index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Composition of the iShares® MSCI Emerging Markets Index Fund

As of January 18, 2012, the top ten industry sectors in which the iShares® MSCI Emerging Markets Index Fund had invested, were as follows:

Top industry sectors

1	Financials	23.58%
2	Energy	13.93%
3	Information Technology	12.67%
4	Materials	11.47%
5	Consumer Discretionary	7.93%
6	Consumer Staples	7.93%
7	Telecommunication Services	7.89%
8	Industrials	6.75%
9	Utilities	3.58%
10	Health Care	1.06%
11	Other/Undefined	3.22%

Top ten security holdings

1	Samsung Electronics Co Ltd	2.94%
2	Gazprom OAO	1.77%
3	China Mobile Ltd	1.69%
4	Petrobras - Petroleo Bras-Pr	1.68%
5	America Movil Sab De C-Ser L	1.35%
6	Taiwan Semiconductor-SP ADR	1.30%
7	Petrobras - Petroleo Bras	1.29%
8	China Construction Bank – H	1.25%
9	ITAU UniBanco Holding SA	1.22%
10	Industrial & Commercial Bank of China - H	1.22%

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General – MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion. All of the country indices included in the underlying index are classified as EM.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. The underlying index is an EM Standard Index, meaning that only securities that would qualify for inclusion in a Large Cap or Mid Cap index will be included in the underlying index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

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(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the underlying index by adding or deleting component country indices. Consequently, the composition of the underlying index may change over the term of the securities.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2006 through January 18, 2012.  The closing price of the underlying shares on January 18, 2012 was $41.06.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP 464286665)	High ($)	Low ($)	Period End ($)
2006
First Quarter	35.2667	33.5800	34.9833
Second Quarter	39.1500	33.2733	35.7667
Third Quarter	37.9900	34.8000	36.9833
Fourth Quarter	42.5600	37.0667	41.7467
2007
First Quarter	44.8733	40.2167	44.7833
Second Quarter	49.7767	45.0100	48.8333
Third Quarter	55.4333	42.8667	55.4333
Fourth Quarter	60.6100	49.6867	51.4267
2008
First Quarter	51.2933	43.0900	45.1933
Second Quarter	51.8733	45.1333	45.3633
Third Quarter	45.5033	33.8600	35.9000
Fourth Quarter	35.8600	19.5800	26.3500
2009
First Quarter	26.9000	20.0600	24.6300
Second Quarter	33.8800	25.2500	31.6700
Third Quarter	40.5300	29.6300	40.5300
Fourth Quarter	43.4400	38.6100	41.3700
2010
First Quarter	43.6600	37.2700	42.9600
Second Quarter	45.1100	34.7200	35.7400
Third Quarter	44.9400	35.8200	44.3000
Fourth Quarter	48.9100	44.4900	46.9800
2011
First Quarter	48.3100	43.3200	48.3100
Second Quarter	50.9200	45.2100	47.6100
Third Quarter	48.4600	34.9500	35.0700
Fourth Quarter	42.8000	34.3600	37.9400
2012
First Quarter (through January 18, 2012)	41.0600	38.2300	41.0600

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Supplemental Discussion of Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the underlying shares could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the iShares® MSCI Emerging Markets Index Fund or any of the entities whose stock is owned by the iShares® MSCI Emerging Markets Index Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”)¸ or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the iShares® MSCI Emerging Markets Index Fund or any of the entities whose stock is owned by the iShares® MSCI Emerging Markets Index Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC by the iShares® MSCI Emerging Markets Index Fund and by the entities whose stock is owned by the iShares® MSCI Emerging Markets Index Fund and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note as a pre-paid cash-settled derivative contract in respect of the iShares® MSCI Emerging Markets Index Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument.  If a security were treated as a single debt instrument, the security would be treated as a single contingent short-term debt instrument, which would result in tax consequences that are different from those described above.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Use of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

January 2012

Jump Securities based on the Performance of the iShares® MSCI Emerging Markets Index Fund due July 23, 2012

Supplemental Information Regarding Plan of Distribution; Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Smith Barney LLC.  RBCCM will act as agent for the securities and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each of the securities they sell.

Syndicate Information
Issue price of the securities	Commissions	Principal amount of securities
$10.0000	$0.1500	<$1MM
$9.9750	$0.1250	≥ $1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.9500	$0.1000	≥$5MM

Morgan Stanley Smith Barney LLC may reclaim selling concessions allowed to individual brokers within Morgan Stanley Smith Barney LLC in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.

Delivery of the securities will be made against payment for the securities on January 30, 2012, which is the eighth business day following the pricing date (this settlement cycle being referred to as “T+8).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

January 2012